Exhibit 99.1

HyreCar Reports Record Fourth Quarter and Full Year 2018 Financial Results

Q4 2018 Revenues Increase 138% to Record $3.1 Million; Gross Profit to Record $1.7 Million

LOS ANGELES, March 28, 2019 – HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing, today reported financial results and provided a corporate update for the fourth quarter and full year ended December 31, 2018.

Financial Summary:

	Three Months Ended December 31,		Year-over- Year %
	2018	2017	Change
Net Revenues	$3.1 million	$1.3 million	138%
Gross Profit	$1.7 million	$0.1 million	1600%
Gross Profit Margin	54.6%	6.8%	703%
Net Loss	$(2.6) million	$(1.3) million	(100%)
Earnings per Share (Fully-Diluted)	$(0.31)	$(0.28)	(11%)

	12 Months Ended December 31,		Year-over- Year %
	2018	2017	Change
Net Revenues	$9.8 million	$3.2 million	203%
Gross Profit	$4.6 million	$0.3 million	1,392%
Gross Profit Margin	47.5%	9.7%	392%
Net Loss	$(11.2) million	$(4.3) million	(163%)
Earnings per Share (Fully-Diluted)	$(1.31)	$(0.93)	(41% )

Recent Operational Highlights

●	Grew Rental Days to 393,000 Days in 2018, a 121% increase when compared to 178,000 in 2017. HyreCar is currently operating at an annualized rate of over 550,000 Days for 2019.
●	Expanded the HyreCar platform to all 50 states to offer vehicle solutions for Uber and Lyft drivers, providing revenue generation opportunities for vehicle owners nationwide
●	Appointed Brian Allan, an automotive industry veteran and thought leader with over 40 years of industry experience, to lead OEM and dealer-based shared mobility initiatives.

Management Commentary

“Our record revenue and gross profit for the fourth quarter and full year 2018 resulted from the aggressive adoption of our proprietary ridesharing solution,” said Joe Furnari, Chief Executive Officer of HyreCar. “We continue to see strong awareness as evidenced by rental days which grew 121% to 393,000 days in 2018 and has now reached an annualized rate of 550,000 in the first two months of 2019, a metric we expect to grow rapidly with the continual onboarding of new institutional vehicle supply to meet driver demand for participation in the dynamic ridesharing economy.”

“Growth is directly correlated to offering a complete solution for automotive dealers to earn incremental revenue streams on otherwise idle inventory. In our third quarter call, we noted that we had approximately 25 dealerships representing an estimated 250 cars on our platform–a number we expected to double in the fourth quarter of 2018. Today, I am proud to report that we have exceeded these expectations with over 100 dealers listing more than 1,200 cars on our platform. We are undoubtedly reaching a key inflection point in the history of our company and the ridesharing industry as a whole, and I look forward to creating long-term value for our shareholders as we continue to execute upon our growth plans,” concluded Furnari.

Fourth Quarter and Full Year 2018 Financial Results

Total revenue in the fourth quarter of 2018 increased 138% to a record $3.1 million, compared to $1.3 million in the fourth quarter of 2017. Sequentially, this represents an increase of 15% when compared to revenue of $2.7 million in the third quarter of 2018. Revenue increased 203% to a record $9.8 million in the full year 2018 when compared to $3.2 million in 2017. The revenue increase was driven primarily by increased vehicle supply on the Company’s proprietary platform.

Gross profit in the fourth quarter of 2018 increased to $1.7 million, or 54.6% of total revenues, compared to $0.1 million, or 6.8% of total revenues, in the same year-ago quarter. Gross profit in the full year 2018 increased significantly to $4.6 million, or 47.5% of total revenues, compared to $0.3 million, or 9.7% of total revenues, in 2017. Margin expansion was driven by a significant reduction in insurance premiums, as well as increases in referral and affiliate income

Total operating expenses, consisting of research and development, sales and marketing and general and administrative expenses, were $4.2 million in the fourth quarter of 2018, compared to $1.2 million in the same year-ago quarter. Total operating expenses for the full year 2018 were $13.7 million, compared to $4.2 million in 2017. The increase in operating expenses was primarily due to larger General & Administrative and Sales & Marketing expenses to support significantly higher levels of business.

Net loss in the fourth quarter of 2018 totaled $2.6 million, or $(0.31) per share, compared to a net loss of $1.3 million, or $(0.28) per share, in the same year-ago quarter. Net loss for the full year 2018 was ($11.2) million, or ($1.31) per share, compared to a net loss of ($4.3) million, or ($0.93) per share, in 2017. The increase in net loss was primarily due to the company scaling expense levels to support dramatically higher revenues.

Cash totaled $6.8 million at December 31, 2018, compared to $8.7 million at September 30, 2018.

“The company’s continued growth has allowed us to turn the corner by reducing our quarterly cash burn from over $3,000,000 to approximately $500,000 in just two quarters. As of today, we have more than $6.0 million in marketable securities alone, which is sufficient to support our operations for the foreseeable future,” commented Scott Brogi, HyreCar Chief Financial Officer.

First Quarter 2019 Revenue Guidance

For the first quarter ending March 31, 2019, HyreCar expects revenues to range between $3.4 million and $3.7 million, and gross profit to range between $2.0 million and $2.2 million.

Conference Call

Management will host an investor conference call at 2:00 p.m. PDT (5:00 pm EDT) on Thursday, March 28, 2019 to discuss HyreCar’s fourth quarter and full year 2018 financial results, provide a corporate update, and conclude with Q&A from participants. To participate, please use the following information:

Fourth Quarter and Full Year 2018 Conference Call and Webcast

Date: Thursday, March 28, 2019
Time: 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time)
U.S. Dial-in: 1-866-548-4713
International Dial-in: 1-323-794-2093
Conference ID: 2646739
Webcast: http://public.viavid.com/index.php?id=133614

Please dial in at least 10 minutes before the start of the call to ensure timely participation.

A playback of the call will be available through April 4, 2019. To listen to the replay, call 1-844-512-2921 within the United States or 1-412-317-6671 when calling internationally. Please use the replay pin number 2646739.

A webcast will also be available for 90 days on the IR section of the HyreCar website or by clicking here.

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for ridesharing in all 50 States and Washington D.C. via its proprietary technology platform. The Company has established a leading presence in Mobility as a Service (MaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through our safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from Mobility as a Service. For more information please visit hyrecar.com.

Forward-Looking Statements

Statements in this release concerning HyreCar Inc.’s (“HyreCar” or the “Company”) future expectations and plans, including, without limitation, HyreCar’s partnerships and technology solutions, its ability to add and maintain additional car listings on its platform from car dealers and consumer demand for cars to be used for ridesharing, may constitute forward-looking statements for the purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which include words such as “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “continue,” “predict,” “potential,” “project” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. HyreCar may not realize its expectations, and its beliefs may not prove correct. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, market conditions and the factors described in the section entitled “Risk Factors” in HyreCar’s Prospectus, dated June 26, 2018, and HyreCar’s other filings made with the U. S. Securities and Exchange Commission. All such statements speak only as of the date made. Consequently, forward-looking statements should be regarded solely as HyreCar’s current plans, estimates, and beliefs. Investors should not place undue reliance on forward-looking statements. HyreCar cannot guarantee future results, events, levels of activity, performance or achievements. HyreCar does not undertake and specifically declines any obligation to update, republish, or revise any forward-looking statements to reflect new information, future events or circumstances or to reflect the occurrences of unanticipated events, except as may be required by applicable law.

HyreCar prepares and publicly releases quarterly unaudited financial statements prepared in accordance with GAAP.

Media Relations:

Ronjini Joshua

The Silver Telegram

HyreCar@thesilvertelegram.com

Investor Contact:

Ted Haberfield

President, MZ Group – MZ North America

HYRE@mzgroup.us

www.mzgroup.us

HYRECAR INC.

BALANCE SHEETS

	December 31, 2018	December 31, 2017
Assets
Current assets:
Cash and cash equivalent	$6,764,870	$213,944
Accounts receivable	161,177	41,000
Deferred offering costs	-	135,608
Deferred expenses	20,927	35,153
Other current assets	128,337	118,020
Total current assets	7,075,311	543,725

Property and equipment, net	10,613	-
Intangible assets, net	221,623	-
Other assets	90,000	90,000
Total assets	$7,397,547	$633,725

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$856,925	$1,355,064
Accrued liabilities	775,857	119,226
Insurance reserve	348,442	-
Deferred revenue	53,764	47,718
Related party advances	9,629	9,629
Note payable, net of discount	-	46,368
Notes payable - related party, net of discount	-	278,607
Settlement payable	-	24,444
Total current liabilities	2,044,617	1,881,056

Total liabilities	2,044,617	1,881,056

Commitments and contingencies	-	-

Stockholders’ equity (deficit):
Preferred stock, 15,000,000 shares authorized, par value $0.00001, 0 and 2,429,638 issued and outstanding as of December 31, 2018 and 2017, respectively	-	1,591,886
Common stock, 50,000,000 shares authorized, par value $0.00001, 11,708,041 and 5,252,953 issued and outstanding as of December 31, 2018 and 2017, respectively	117	52
Additional paid-in capital	21,857,017	2,553,672
Subscription receivable - related party	(7,447)	(140,087)
Accumulated deficit	(16,496,757)	(5,252,854)
Total stockholders’ equity (deficit)	5,352,930	(1,247,331)
Total liabilities and stockholders’ equity (deficit)	$7,397,547	$633,725

HYRECAR INC.

STATEMENTS OF OPERATIONS

	Year ended December 31, 2018	Year ended December 31, 2017

Revenues	9,777,079	$3,223,874

Cost of revenues	5,132,079	2,912,548

Gross profit	4,645,000	311,326

Operating Expenses:
General and administrative	7,600,735	1,819,588
Sales and marketing	4,788,201	1,871,649
Research and development	1,414,727	687,039
Total operating expenses	13,803,663	4,378,276

Operating loss	(9,158,663)	(4,066,950)

Other (income) expense :
Interest expense	2,040,311	202,454
Other (income) expense	44,129	1,528
Total other (income) expense	2,084,440	203,982

Loss before provision for income taxes	(11,243,103)	(4,270,932)

Provision for income taxes	800	800

Net loss	$(11,243,903)	$(4,271,732)

Weighted average shares outstanding - basic and diluted	8,557,796	4,590,478
Weighted average net loss per share - basic and diluted	$(1.31)	$(0.93)